EXHIBIT 99.1
SXC HEALTH SOLUTIONS ANNOUNCES COMPLETION OF EXCHANGE OFFER FOR NMHC
Lisle, Illinois, April 29, 2008 - SXC Health Solutions, Corp. (“SXC” or the “Company”) (NASDAQ: SXCI, TSX: SXC), today announced that its indirect, wholly-owned subsidiary has accepted for payment and exchange all shares validly tendered pursuant to its exchange offer for all outstanding shares of common stock of National Medical Health Card Systems, Inc. (NASDAQ: NMHC) at a per share price of $7.70 in cash, without interest, and 0.217 of a common share of SXC.
As of the expiration of the exchange offer, based on information provided by the Exchange Agent and Depositary for the exchange offer, a total of approximately 11,729,145 shares of NMHC common stock were tendered and not withdrawn, representing approximately 90.15% of NMHC’s outstanding shares.
“We are very pleased with the outcome of the exchange offer process,” said Gordon S. Glenn, Chairman and CEO of SXC. “By receiving more than 90% approval from NMHC’s shareholders, we can advance closing of the transaction on a fast-track basis. We now expect to close the merger in a day or two.”
As SXC, through its indirect, wholly-owned subsidiary, now owns more than 90 percent of the outstanding shares of NMHC common stock, it expects to merge its subsidiary with and into NMHC pursuant to a short-form merger as a result of which NMHC will become an indirect, wholly-owned subsidiary of SXC and each share of common stock of NMHC outstanding immediately prior to the short-form merger (other than shares of NMHC common stock held in NMHC’s treasury or owned by NMHC, SXC or any of its subsidiaries and shares for which dissenter’s rights have been perfected) will be converted into the right to receive $7.70 in cash, without interest, and 0.217 of a common share of SXC. No further action is required by the remaining stockholders of NMHC to effect the merger.
About SXC Health Solutions
SXC Health Solutions, Corp. (SXC) is a leading provider of pharmacy benefits management (PBM) services and healthcare IT solutions to the healthcare benefits management industry. The Company’s product offerings and solutions combine a wide range of software applications, application service provider (ASP) processing services and professional services, designed for many of the largest organizations in the pharmaceutical supply chain, such as Federal, provincial, and, state and local governments, pharmacy benefit managers, managed care organizations, retail pharmacy chains and other healthcare intermediaries. SXC is based in Lisle, Illinois with locations in: Scottsdale, Arizona; Warminster, Pennsylvania; Alpharetta, Georgia; Milton, Ontario and Victoria, British Columbia. For more information please visit www.sxc.com.

For more information, please contact:
Jeff Park	Dave Mason	Susan Noonan
Chief Financial Officer	Investor Relations	Investor Relations — U.S.
SXC Health Solutions, Inc.	The Equicom Group Inc.	The SAN Group, LLC
Tel: (630) 577-3206	416-815-0700 ext. 237	(212) 966-3650
investors@sxc.com	dmason@equicomgroup.com	susan@sanoonan.com

Additional Information
A registration statement (the “Registration Statement”) relating to the SXC common shares being offered in the exchange offer and the subsequent merger has been filed with the SEC and declared effective. NMHC STOCKHOLDERS ARE URGED TO CAREFULLY READ THIS DOCUMENT AND THE OTHER DOCUMENTS RELATING TO THE EXCHANGE OFFER AND SUBSEQUENT MERGER BECAUSE THESE DOCUMENTS CONTAIN IMPORTANT INFORMATION RELATING TO THE EXCHANGE OFFER AND SUBSEQUENT MERGER. You may obtain a free copy of these documents, and other annual, quarterly and special reports, proxy statements and other information filed with the SEC by SXC or NMHC, at the SEC’s website at www.sec.gov. Investors and security holders may also read and copy any reports, statements and other information filed by SXC, Comet Merger Corporation or NMHC with the SEC, at the SEC public reference room at 100 F Street, N.E., Washington, D.C. 20549. Please call the SEC at 1-800-SEC-0330 or visit the SEC’s website for further information on its public reference room.
Forward-looking Statements
This communication contains forward-looking statements. Forward-looking statements may be identified by words such as “believes,” “expects,” “anticipates,” “estimates,” “projects,” “intends,” “should,” “seeks,” “future,” continue,” or the negative of such terms, or other comparable terminology. Such statements include, but are not limited to, statements about the expected benefits of the transaction involving SXC and NMHC, including potential synergies and cost savings, future financial and operating results, and the combined company’s plans and objectives. In addition, statements made in this communication about anticipated financial results, future operational improvements and results or regulatory approvals are also forward-looking statements. Such forward-looking statements are subject to risks, uncertainties, assumptions and other factors that are difficult to predict and that could cause actual results to vary materially from those expressed in or indicated by them. Factors that could cause actual results to differ materially include, but are not limited to: (1) the occurrence of any event, change or other circumstances that could give rise to the termination of the merger agreement; (2) the outcome of any legal proceedings that have been or may be instituted against NMHC or SXC and others following announcement of the merger agreement; (3) the inability to complete the merger due to the failure to satisfy the conditions to the merger; (4) risks that the proposed transaction disrupts current plans and operations and potential difficulties in employee retention as a result of the exchange offer or the merger; (5) the ability to recognize the benefits of the merger; (6) legislative, regulatory and economic developments; and (7) other factors described in filings with the SEC. Many of the factors that will determine the outcome of the subject matter of this communication are beyond NMHC’s and SXC’s ability to control or predict. SXC can give no assurance that the merger will be completed or that the conditions to the merger will be satisfied. SXC undertakes no obligation to revise or update any forward-looking statement, or to make any other forward-looking statements, whether as a result of new information, future events or otherwise. SXC is not responsible for updating the information contained in this communication beyond the published date, or for changes made to this communication by wire services or Internet service providers.